UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 18, 2012

Titanium Asset Management Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-53352	20-8444031
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

777 E. Wisconsin Avenue, Milwaukee, Wisconsin		53202-5310
(Address of principal executive offices)		(Zip Code)

(414) 765-1980

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant

On December 18, 2012, TAMCO Holdings, LLC (“TAMCO”), an entity principally owned and controlled by the senior management of Titanium Asset Management (the “Company”), including Robert Brooks and Brian Gevry who are directors of the Company, acquired all 10,585,400 shares of common stock held by Clal Finance Ltd. (“Clal”) for $18,500,000, pursuant to a securities purchase agreement. Following the purchase, TAMCO and its affiliates hold total beneficial interests in 11,920,569 shares of common stock of the Company, representing approximately 57.8% of the Company’s issued and outstanding shares.

TAMCO’s funding was provided through equity contributions indirectly provided primarily by members of the senior management of Titanium and through a bank facility provided by Park Bank.

Pursuant to the terms of the Company’s certificate of incorporation, for so long as Clal or any affiliate of Clal owns at least 35% of the then-issued and outstanding common stock of the Company, Clal has the exclusive right at any time to vote as a separate class and elect up to six individuals to serve on the Company’s Board of Directors (the “Board”) and to remove and replace such directors. Immediately prior to the execution of the securities purchase agreement on December 18, 2012 and pursuant to the above-referenced provisions of the Company’s certificate of incorporation, Clal removed its current directors and appointed certain individuals designated by TAMCO to serve on the Board.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Immediately prior to the execution of the securities purchase agreement on December 18, 2012 and pursuant to the above-referenced provisions of the Company’s certificate of incorporation, Clal removed Yoram Naveh, Avigdor Kaplan, Shy Talmon, Emmanuel Gill and Hanna David as members of the Board. Their removal from the Board was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices, nor were they removed for cause.

At the same time, Clal elected Norman Sidler, Timothy Hyland, Michael Bee, and Bartlett McCartin to serve on the Board. During the past five years none of these directors has served as a director of a public company or a registered investment company.

As officers of the Company, the new directors will not receive a cash retainer for their service on the Board of Directors, but will have the right to be reimbursed for expenses incurred in connection with attending meetings of the Board of Directors. None of the new directors have been initially appointed to any committee of the Board of Directors.

Mr. Sidler, 43, currently serves as a Managing Director and Head of Sales for National Investment Services (“NIS”), a subsidiary of the Company. Mr. Sidler has served in sales and marketing roles for NIS since 1999. Previously, Mr. Sidler served as a vice president for Duff and Phelps Investment Management. Mr. Sidler holds a master’s degree in business administration from DePaul University and a bachelor’s of science degree in finance from Bradley University.

Mr. Hyland, 58, currently serves as a Managing Director and Head of Sales for Boyd Watterson Asset Management, LLC (“Boyd”), a subsidiary of the Company and has served in various sales and marketing roles with the Boyd and its predecessor since 1994. Mr. Hyland holds a bachelor’s of science degree from the Georgia Institute of Technology and is a member of the Association for Investment Management Sales Executives.

Mr. Bee, 46, currently serves as a Managing Director for Boyd. Mr. Bee has served Boyd in several investment and marketing roles since 1990. Mr. Bee holds an a master’s degree in business administration from John Carroll University and a bachelor’s of science degree from DePaul University and is a member of the CFA Society of Chicago.

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Mr. McCartin, 40, currently serves a Managing Director for NIS. From 2006 to 2009, Mr. McCartin served as an Executive Vice President for Aker Solutions, an industrial construction and engineering firm. From 1999 to 2006, Mr. McCartin served as the President and Chief Executive Officer of The McCartin Group, which was the family owned predecessor to the business sold to Aker Solutions. Mr. McCartin holds a bachelor’s degree in business administration from Pepperdine University.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITANIUM ASSET MANAGEMENT CORP.

Date: December 20, 2012	By:	/s/ Jonathan Hoenecke
Name: Jonathan Hoenecke
Title: Chief Financial Officer

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